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Exhibit 10.501

CHIRON 1991 STOCK OPTION PLAN
AS AMENDED AUGUST 14, 1993, APRIL 11, 1994, FEBRUARY 24, 1995,
MARCH 8, 1996, FEBRUARY 28, 1997, AUGUST 7, 1998, AUGUST 20, 1999,
FEBRUARY 25, 2000, SEPTEMBER 21, 2000, FEBRUARY 16, 2001 AND, JUNE 30 2003

I.     PURPOSES

        This Chiron 1991 Stock Option Plan ("Plan") is intended to enable Chiron Corporation ("Corporation") to attract and retain the following individuals by offering them incentives and rewards, in the form of options, restricted shares, share rights, share units and performance units ("awards") which will encourage them to acquire a proprietary interest in the Corporation, to continue in the service of the Corporation or its subsidiaries, and to provide incentive to build value for stockholders: (a) employees (including officers and directors) of the Corporation and its subsidiaries, (b) non-employee members of the Board of Directors of the Corporation ("Board"), and (c) consultants and independent contractors who perform valuable services for the Corporation and its subsidiaries.

        In addition, the Plan is intended to permit the Corporation to satisfy its obligations in connection with options it assumed pursuant to the terms of the Agreement and Plan of Merger dated as of July 21, 1991 by and among the Corporation, Chiron Acquisition Subsidiary, Inc., and Cetus Corporation ("Agreement"). Upon consummation of the transactions described in the Agreement ("Merger"), the Plan superseded Cetus Corporation's Amended and Restated Common Stock Option Plan and Cetus Corporation's Non-Employee Directors' Stock Option Plan ("Cetus Prior Plans"). Upon stockholder approval in December 1991, this Plan superseded the following Chiron prior plans: the Protos Corporation 1988 Stock Option Plan (upon the merger of Protos into Chiron), the Chiron Ophthalmics, Inc. 1986 Stock Option Plan (upon the merger of Chiron Ophthalmics into a wholly owned subsidiary of Chiron), the Corporation's 1982 Stock Option Plan and the Corporation's 1984 Non-Qualified Stock Option Plan (collectively, "Chiron Prior Plans").

II.    ADMINISTRATION

        The Plan will be administered by a committee or committees appointed by the Board and consisting of one or more members of the Board or a subcommittee or subcommittees thereof. The Board may delegate the responsibility for administration of the Plan with respect to designated classes of award holders to different committees, subject to such limitations as the Board deems appropriate, and each committee may similarly delegate its responsibilities to one or more subcommittees. Members of a committee or subcommittee will serve for such term as the Board or committee may determine, and will be subject to removal by the Board at any time. With respect to any matter, the term "Committee," when used in this Plan, will refer to the committee or subcommittee that has been delegated authority with respect to such matter.

        In determining the composition of any committee or subcommittee, the Board or committee, as the case may be, shall consider the desirability of compliance with the compositional requirements of (i) Rule 16b-3 of the Securities and Exchange Commission with respect to award holders who are subject to the trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 ("1934 Act") with respect to securities of the Corporation and (ii) Section 162(m) of the Internal Revenue Code ("Code") with respect to performance units, but shall not be bound by such compliance.

        (a)   AUTHORITY.    Each Committee will have full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt such rules and regulations as it may deem necessary, and to determine the terms and conditions of awards made under the Plan (which need not be identical). Decisions of a

Committee made within the discretion delegated to it by the Board will be final and binding on all persons who have an interest in the Plan.

III.  ELIGIBILITY FOR AWARDS

        (a)   DISCRETIONARY AWARDS.    From time to time the Committee may, in its discretion, select individuals from among the following categories to receive awards under the Plan:

          (1)   EMPLOYEES.    The Committee may select employees of the Corporation or its parent or subsidiaries (including officers, whether or not they are also members of the Board).

          (2)   CONSULTANTS AND INDEPENDENT CONTRACTORS.    The Committee may select consultants and independent contractors whose services tend to contribute materially to the success of the Corporation or a parent or subsidiary or whose services may reasonably be anticipated to so contribute.

          (3)   DIRECTORS.    The Committee may select members of the Board or the board of directors of a parent or subsidiary that are not employees of the Corporation, parent or subsidiaries for awards in addition to awards made in accordance with the Plan's automatic grant provisions.

        (b)   PERFORMANCE UNITS.    Corporate vice-presidents and other executive officers of the Corporation or a parent or subsidiary ("162(m) executives") will be eligible to receive performance units in addition to, or in lieu of, other discretionary awards granted under the Plan.

        (c)   AUTOMATIC GRANTS.    Members of the Board who are not employees of the Corporation or a subsidiary will receive awards in accordance with the Plan's automatic grant provisions.

        (d)   SUBSTITUTE OPTIONS.    Upon consummation of the Merger, outstanding options under the Cetus Prior Plans (including related Limited Stock Appreciation Rights) were converted, in the manner and at the exchange ratio specified in the Agreement, into substitute options under this Plan to acquire Common Stock (as defined below). Upon stockholder approval and, with regard to the Protos prior plan options and the Chiron Ophthalmics prior plan options, consummation of the relevant mergers, outstanding options under the Chiron Prior Plans were converted into options under this Plan. These options preserved the exercise price of the outstanding options as adjusted, in the case of options under the Protos Corporation 1988 Stock Option Plan and the Chiron Ophthalmics, Inc. 1986 Stock Option Plan, to reflect the substitution of Common Stock. These options also preserved the other terms and conditions of the outstanding options; provided, however, that on the Effective Date of this Plan, outstanding automatic option grants under the Corporation's 1982 Stock Option Plan were conformed, other than to extend the term, to the Automatic Option Grants under this Plan. Collectively, these options are referred to as "Substitute Options."

IV.    STOCK SUBJECT TO THE PLAN

        (a)   CLASS.    The stock subject to awards under the Plan is (i) the Corporation's authorized but unissued or reacquired Common Stock ("Common Stock"), or (ii) shares of one or more series of the Corporation's authorized but unissued or reacquired Restricted Common Stock, in the aggregate, "Company Stock." In connection with the grant of awards under the Plan, the Corporation may repurchase shares in the open market or otherwise.

        (b)   AGGREGATE AMOUNT

          (1)   SHARES.    Subject to adjustment under Sections IV (c) and IV(b)(3), the aggregate maximum number of shares of Company Stock that may be subject to awards under the Plan is 50,262,347 (comprised of the original number of shares authorized under the Plan, including the number of shares of Company Stock remaining for issuance on the Effective Date of this Plan under the Corporation's 1982 Stock Option Plan and the Corporation's 1984 Non-Qualified Stock Option Plan, plus all annual increases thereto through January 1, 1997, plus an increase of 13,000,000 shares by amendment effective February 28, 1997). Notwithstanding the foregoing, as of the first day of each fiscal year beginning after January 1, 1997 the aggregate number of shares of Company Stock that may be subject to awards under the Plan will be increased by 1.50% of the number of Chiron Common Equivalent Shares outstanding as of last day of the preceding fiscal year. Subject to adjustment under Section IV(c), the maximum number of shares of Company Stock with respect to which awards may be granted to any employee during the term of the Plan is 4,000,000 shares. Subject to adjustment under Sections IV(c) and IV(b)(3), not more than 50,262,347 shares of Company Stock, increased, as of the first day of each fiscal year beginning after January 1, 1997, by 1.50% of the number of Chiron Common Equivalent Shares outstanding as of December 31, 1996, may be subject to Incentive Options (as defined below) granted under the Plan after the Effective Date. "Chiron Common Equivalent Shares" are the total number of outstanding shares of Common Stock plus the total number of shares of Common Stock issuable upon conversion or exercise of outstanding warrants, options and convertible securities. In no event will more than 2,000,000 shares of Restricted Common Stock, whether in a single series or in multiple series, be subject to awards under the Plan.

          (2)   RESTRICTED COMMON STOCK.    Shares of Restricted Common Stock may be issued under the Plan in one or more separate series. The rights, preferences and privileges, together with the restrictions and limitations and the number of shares, of each series of Restricted Common Stock issuable under the Plan will be set forth in the Corporation's Certificate of Determination of Preferences of Common Stock ("Certificate") as in effect from time to time during the term of the Plan. Shares of each series of Restricted Common Stock will be convertible or exchangeable into shares of Common Stock in accordance with the terms and provisions of the Certificate applicable to that series.

          (3)   REUSE OF SHARES.    If any outstanding option under the Chiron Prior Plans, the Cetus Prior Plans or this Plan (including the Substitute Options) expires or is terminated or canceled for any reason (including pursuant to Section X of the Plan but other than pursuant to surrender of the option for a cash payment in accordance with Section XIII of the Plan) before being exercised for the full number of shares to which it applies, then the shares allocable to the unexercised portion of such option will not be charged against the limitations of Section IV(b)(1) and will become available for subsequent grants under the Plan. To the extent that a share right or share unit expires or is terminated, or is canceled or forfeited for any reason without being paid in cash or shares of Company Stock, any remaining shares allocable to the unpaid portion of such share right or share unit shall not be charged against the limitations of Section IV(b)(1) and will become available again for subsequent grants under the Plan. Unvested shares issued under the Plan and subsequently cancelled, forfeited or repurchased by the Corporation at the original exercise or issue price paid per share pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under Section IV(b)(1). Shares subject to any option or portion of an option surrendered in accordance with the "Surrender of Options for Cash or Stock" provisions of this Plan and shares for which a cash payment is made in lieu thereof under a restricted share, share unit or share right will not be available for subsequent awards under the Plan. If the exercise price of an option under the Plan is paid with shares of Common Stock or if shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under Section IV(b)(1) shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

        (c)   ADJUSTMENTS.    In the event any change is made to the Company Stock subject to the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Corporation affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration) then, unless such change results in the termination of all awards, the Committee will make appropriate adjustments to (i) the number and/or class of securities available under the Plan, (ii) the number and/or class of securities for which any one person may be granted awards under the Plan, (iii) the number and/or class of securities to be made under automatic grants to non-employee directors, and (iv) the number and/or class of securities and, where applicable, price per share of securities subject to outstanding awards. Such adjustments are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits of awards and shall be final, binding and conclusive.

V.     TERMS AND CONDITIONS OF DISCRETIONARY OPTIONS

        Discretionary stock options granted under the Plan may, in the Committee's discretion, be either incentive stock options ("Incentive Options") qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or nonstatutory options. Individuals who are not employees of the Corporation or its subsidiaries may only be granted nonstatutory options. Options will be evidenced by instruments in such form as the Committee may from time to time approve. These instruments will conform to the following terms and conditions and, in the discretion of the Committee, may contain such other terms, conditions and restrictions as are not inconsistent with the following:

        (a)   OPTION PRICE.    The option price per share will be fixed by the Committee, but in no event will the option price per share be less than eighty-five percent (85%) of the Fair Market Value of the option shares on the date of the option grant; provided, however, that in no event will the option price per share of an Incentive Option be less than one hundred percent (100%) of the Fair Market Value of the option shares on the date of the option grant. However, the Committee may grant options with an option price per share less than eighty-five percent (85%) of the Fair Market Value of the option shares on the date of the option grant in substitution for the outstanding options of the acquired company in a merger, if such options are granted with an option price per share which preserves the option price of the outstanding options, as adjusted for the merger. Notwithstanding the foregoing, Substitute Options will have an option price per share determined pursuant to Section III(d) of this Plan.

        (b)   NUMBER OF SHARES, TERM AND EXERCISE TERM AND NUMBER.    Each option granted under the Plan will be exercisable on such date or dates, during such period, and for such number of shares of Company Stock as the Committee determines and sets forth in the instrument evidencing the option. No option granted under the Plan will have an expiration date that is more than 10 years after the date of the option grant.

          (1)   EXERCISE.    After any option granted under the Plan becomes exercisable, it may be exercised by delivering notice in such form to such person as the Corporation may designate at any time prior to the termination of such option. Except as authorized by the Committee in accordance with Section VIII, the option price for the number of shares for which the option is exercised will become due and payable upon exercise.

          (2)   PAYMENT.    The option price will be payable in full in cash (including cash equivalents); provided, however, that the Committee may, either at the time the option is granted or at the time it is exercised and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or a combination of the following alternative forms

      (i)
      a promissory note authorized pursuant to Section VIII;

      (ii)
      full payment in shares of Common Stock valued as of the exercise date and held for the requisite period to avoid a charge to the Corporation's earnings; or

      (iii)
      to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the optionee shall provide irrevocable instructions, in such form and pursuant to such procedures as the Corporation shall specify, to (a) a Corporation-approved brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise, and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

        (c)   TERMINATION OF SERVICES.    The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms and conditions of such exercise, on and after the date that an optionee ceases to be employed by, or to provide services to, the Corporation or its subsidiaries. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

        (d)   INCENTIVE OPTIONS.    Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms and conditions:

          (1)   DOLLAR LIMITATION.    To the extent that the aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares with respect to which options that are granted after 1986 and that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Corporation, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or such greater amount as may be permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, such options will not be treated as Incentive Options. In making such a determination, options will be taken into account in the order in which they were granted.

          (2)   10% STOCKHOLDER.    If any employee to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is, on the date of grant, the owner of stock (determined with application of the ownership attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation ("10% Stockholder"), then the following special provisions will apply to the option granted to such individual:

      (i)
      The option price per share of the stock subject to such Incentive Option will not be less than one hundred ten percent (110%) of the Fair Market Value of the option shares on the date of grant; and

      (ii)
      The option will not have a term in excess of five (5) years from the date of grant.

          (3)   PARENT AND SUBSIDIARY.    For purposes of this Section V(d), "parent corporation" and "subsidiary corporation" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.

        (e)   WITHHOLDING

          (1)   OBLIGATION.    The Corporation's obligation to deliver stock certificates upon the exercise of an option will be subject to the option holder's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

          (2)   PAYMENT.    In the event that an option holder is required to pay to the Corporation an amount with respect to income and employment tax withholding obligations in connection with exercise of an option, the Committee may, in its discretion and subject to such limitations and rules as it may adopt, permit the option holder to satisfy the obligation, in whole or in part, by delivering shares of Common Stock already held by the option holder or by making an irrevocable election that a portion of the total value of the shares subject to the option be paid in the form of cash in lieu of the issuance of Company Stock, and that such cash payment be applied to the satisfaction of the withholding obligations.

VI.   DISCRETIONARY RESTRICTED SHARES, SHARE RIGHTS, SHARE UNITS AND PERFORMANCE UNITS

        (a)   NATURE OF AWARDS

          (1)   RESTRICTED SHARES.    A restricted share granted under the Plan shall consist of shares of Company Stock, the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Corporation) as the Committee shall determine. The terms, conditions and restrictions to which restricted shares are subject shall be evidenced by instruments in such form as the Committee may from time to time approve and may vary from grant to grant. The Committee shall have the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Corporation or its subsidiaries as a condition precedent to the issuance of restricted shares.

          (2)   SHARE RIGHTS.    A share right granted under the Plan shall consist of the right, subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise), to receive a share of Company Stock (together with cash dividend equivalents if so determined by the Committee) as the Committee shall determine and shall be evidenced by instruments in such form as the Committee may from time to time approve. The Committee shall have the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Corporation or its subsidiaries as a condition precedent to the issuance of shares pursuant to share rights. The terms, conditions and restrictions to which share rights are subject may vary from grant to grant.

          (3)   SHARE UNITS.    A share unit granted under the Plan shall consist of the right to receive an amount in cash equal to the Fair Market Value of one share of Company Stock on the date of valuation of the unit (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. The date of valuation and payment of cash under a share unit and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) shall be determined by the Committee. The terms, conditions and restrictions to which share units are subject may vary from grant to grant.

        (b)   WITHHOLDING.    The Committee may require, or permit an award holder to elect, that a portion of the total value of the shares of Common Stock subject to restricted shares or share rights held by one or more award holders be paid in the form of cash in lieu of the issuance of Company Stock and that such cash payment be applied to the satisfaction of the federal, state and local income and employment tax withholding obligations that arise at the time the restricted shares and share rights become free of all restrictions under the Plan.

        (c)   CASH PAYMENTS.    The Committee may provide award holders with an election to receive a percentage of the total value of the Company Stock subject to restricted shares or share rights in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee shall specify.

        (d)   ELECTIVE AND TANDEM AWARDS.    The Committee may award restricted shares, share rights, and share units independently of other compensation or in lieu of compensation that would otherwise be paid in cash or stock options, whether at the election of the potential award holder or otherwise. The number of restricted shares, share rights or share units to be awarded in lieu of any cash compensation amount or number of stock options shall be determined by the Committee in its sole discretion and need not be equal to such foregone compensation in Fair Market Value. In addition, restricted shares, share rights, and share units may be awarded in tandem with stock options, so that a portion of such award becomes payable or becomes free of restrictions only if and to the extent that the tandem options are not exercised or are forfeited, subject to such terms and conditions as the Committee may specify.

        (e)   MODIFICATION OF AWARDS.    Except to the extent an award is granted as a performance unit, the Committee may, in its sole discretion, modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding restricted share, share right or share unit; provided, however, that no such modification or waiver shall, without the consent of the holder of an outstanding award, adversely affect the holder's rights thereunder.

        (f)    PERFORMANCE UNITS.    Effective March 8, 1996, the Committee may grant restricted shares, share rights and share units to 162(m) executives that comply with the requirements of Code Section 162(m). Performance units will become payable or vest upon attainment of specified performance goals over a specified performance period.

          (1)   PERFORMANCE GOALS.    The Committee will determine the Corporation performance goal or goals that must be met to achieve the maximum payout within the shorter of the first 90 days of the specified performance period over which the performance goal or goals will be measured, or 25% of such performance period. The Committee may establish a goal based on more than one performance criteria, or may establish multiple goals, but any payout must be based on the satisfaction of at least one goal. The Committee may provide for different levels of payouts based on relative performance toward a performance goal.

          (2)   PERFORMANCE CRITERIA.    Performance units may be based on one or more of the following performance criteria: total shareholder return; the achievement of a specified closing or average closing price of Common Stock; the absolute or percentage increase in the closing or average closing price of Common Stock and/or one or more of the following measures of the Corporation's net income for the specified performance period determined in accordance with generally accepted accounting principles as consistently applied by the Corporation: absolute net income or a percentage or absolute dollar increase in net income, earnings per share or a percentage or absolute dollar increase in earnings per share, or return on assets employed or equity or a percentage or absolute dollar increase in return on assets employed or equity; or the Corporation's absolute gross revenues or a percentage or absolute dollar increase in gross revenues for the specified performance period determined in accordance with generally accepted accounting principles as consistently applied by the Corporation. The awards may based on the Corporation's performance alone, or the Corporation's performance may be measured against variously weighted published benchmark indices that the Committee determines are representative of the Corporation's peer group, which indices may include the Standard & Poor's Health Care Composite Index, the Standard & Poor's Health Care Diversified Index, and the AMEX Biotechnology Index, among others.

          For purposes of this Plan, net income and gross revenues shall be net income and gross revenues of the Corporation and its consolidated subsidiaries as reported by the Corporation and certified by its independent public accountants, but the Committee in fixing any goal may exclude any or all of the following if they have a material effect on annual net income or gross revenues: events or transactions that are either unusual in nature or infrequent in occurrence (such as restructuring/reorganization charges, the purchase or sale of in process technology, the sale or discontinuance of a business segment, the sale of investment securities, losses from litigation, the cumulative effect of changes in accounting principles and natural disasters), depreciation, interest or taxes.

          (3)   REDUCTION OR CANCELLATION OF PERFORMANCE UNITS.    Final payouts are subject to the approval of the Committee, which may reserve the absolute discretion to reduce or cancel any payout thereunder.

VII. AUTOMATIC AWARDS TO DIRECTORS

        (a)   OPTIONS.    Effective on and after June 30, 2003, non-employee members of the Board ("Eligible Directors") will automatically be granted nonstatutory options to purchase the number of shares of Common Stock determined as set forth below (subject to adjustment under Section IV(c) hereof) on the dates and terms set forth below:

          (1)   INITIAL OPTION GRANTS.    On the date that an individual is first elected or appointed as an Eligible Director, he or she will receive an option to purchase 30,000 shares of Common Stock (the "Initial Option Grant"), subject to adjustment in accordance with Section IV(c).

          (2)   TERMS AND CONDITIONS.    The terms and conditions applicable to each Initial Option Grant will be as follows:

      (i)
      PRICE.    The option price per share will be equal to one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant.

      (ii)
      TERM.    Each Initial Option Grant will have a term of ten (10) years, measured from the date of grant.

      (iii)
      EXERCISE/VESTING.    Each Initial Option Grant will become exercisable, in a series of three (3) equal annual installments over the three (3)-year period measured from the grant date, provided the optionee continues to provide such services. In addition, each Initial Option Grant will become fully exercisable, should one or more of the following events occur while the optionee is providing such services: (A) the optionee's death, or (B) the optionee's permanent disability.

      (iv)
      PAYMENT.    Upon exercise of the Initial Option Grant, the option price for the purchased shares will become payable immediately in cash or in shares of Common Stock that the optionee has held for at least six (6) months. Payment may also be made by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price, subject to the resale restriction imposed by Section VII (a)(2)(vi) below.

      (v)
      CESSATION.    In the event the optionee ceases to provide services to the Corporation or its subsidiaries as a director, an employee, a consultant or an independent contractor, then, to the extent exercisable at the time of such cessation in accordance with Section VII(a)(2)(iii) above, the Initial Option Grant may be exercised for a period of three (3) years after the date of such cessation or, if shorter the remaining portion of the ten (10) year term of the Initial Option Grant. In the case of death, the Automatic Option may be exercised within such period by the estate or heirs of the optionee.

      (vi)
      RESALE RESTRICTION.    Fifty percent (50%) of the shares purchased under the Initial Option Grant may not be sold or otherwise transferred for value unless and until the optionee beneficially owns, and will continue to beneficially own immediately following the sale or other transfer for value, vested shares of Common Stock (including for this purpose shares issuable pursuant to any vested share right award) with a fair market value of at least $500,000. If a portion of the exercise price of an Initial Option is paid in the form of common stock pursuant to Section VII(a)(2)(iv) above, the resale restriction shall apply only to 50% of the net number of new shares received by the optionee upon exercise. If a portion of the exercise price of an Initial Option is paid with the proceeds of the sale of a portion of the option shares pursuant to Section VII(a)(2)(iv) above, the resale restriction shall not apply to the shares sold to pay the exercise price, but shall apply to the remaining shares subject to the exercise.

        (b)   SHARE RIGHTS.    Effective on and after June 30, 2003, Eligible Directors will automatically be granted a number of share rights determined as set forth below (subject to adjustment under Section IV(c) hereof) on the dates and terms set forth below:

          (1)   AUTOMATIC SHARE RIGHT AWARD.    Each Eligible Director shall receive an annual share rights grant (the"Automatic Share Right Award") on the last business day of April each year (the "Automatic Grant Date"). However, with respect to the 2003 year, annual share rights shall be granted to Eligible Directors on June 30, 2003. An Automatic Share Right shall be fully vested and entitle the holder to receive a number of shares of Common Stock following cessation of service on the Board pursuant to his or her election, as described below. The number of share rights subject to each Automatic Share Right Award shall be that number of shares (rounded to the nearest whole share) equal to (i) $160,000 divided by (ii) the Fair Market Value of one share of Common Stock on the date of grant; provided that each Eligible Director who was newly elected or appointed on a date after the previous year's Automatic Grant Date, or with respect to the 2003 year grants after June 30, 2002, will receive in lieu thereof on the current Automatic Grant Date, an Automatic Share Right Award for a pro rata number of whole shares of Common Stock determined by multiplying $13,333 by the number of calendar months (calculated to the nearest whole month, but not to exceed 12) between the continuing Eligible Director's election or appointment date and the current Automatic Grant Date and dividing the product by the Fair Market Value of one share of Common Stock on the Automatic Grant Date.

          (2)   SHARE RIGHT ACCOUNT.    A "Share Right Account" will be established for each Eligible Director who receives an Automatic Share Right Award and all such Automatic Share Right Awards made to such director shall be credited to such account. The share rights credited to such account shall be an unfunded and unsecured right of a general creditor.

          (3)   DIVIDEND RIGHTS.    Each time a dividend is paid on Common Stock after an Automatic Share Right Award is made to an Eligible Director, the Eligible Director will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares previously credited to Participant's Share Right Account and not distributed as of the record date for the dividend. As of the first business day in January of each year, the Eligible Director's Share Right Account will be credited with a number of share rights equal to (i) the cash dividend equivalent amounts credited to the Eligible Director for the immediately preceding year divided by (ii) the average of the Fair Market Value of one share of Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

          (4)   DISTRIBUTION ELECTIONS.    Each Eligible Director shall elect to receive a distribution from his or her Share Right Account either (i) within thirty (30) days following his or her termination of Board service or (ii) on February 1 of the year following the year of his or her termination of Board service, and to receive payments from his or her Share Right Account either (i) in the form of a single lump sum or (ii) in up to ten (10) annual installments. Such election must be filed (i) before July 30, 2003 for directors eligible to receive Automatic Share Right Awards in the 2003 year and (ii) for all Eligible Directors first eligible to receive Automatic Share Right Awards in any year after the 2003 year, before the date of grant of the first Automatic Share Right. An election will apply to any and all Automatic Share Right Awards received by the Eligible Director and will remain in effect until all payments from the Eligible Director's Share Right Account have been made, unless earlier revoked or changed by filing a written revocation in such form as the Committee shall specify, but any revocation or change cannot be made effective unless it is made at least one (1) year before the date of the Eligible Director's termination of Board service.

          (5)   CORPORATE TRANSACTION/CHANGE IN CONTROL.    In the event an Automatic Share Right Award is to be assumed by the successor corporation or parent thereof or replaced with a comparable award in accordance with Section XI(b), such Automatic Share Right Award shall be deemed assumed for purposes of Section XI(b) only if in the opinion of the Committee the award holder is entitled upon distribution of his or her assumed Share Right Account to any additional shareholder rights awarded to the Corporation's common stockholders in connection with the applicable transaction.

VIII. LOANS AND INSTALLMENT PAYMENTS

        In order to assist an award holder (including an employee who is an officer or director of the Corporation) in the acquisition of shares of Company Stock pursuant to an award granted under the Plan (other than pursuant to the Automatic Option Grant provisions of this Plan), the Committee may authorize, at either the time of the grant of an award or the time of the acquisition of Company Stock pursuant to the award (i) the extension of a loan to the award holder by the Corporation, (ii) the payment by the award holder of the purchase price, if any, of the Company Stock in installments, or (iii) the guarantee by the Corporation of a loan obtained by the award holder from a third party. The terms of any loans, guarantees or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Committee. Loans, installment payments and guarantees may be granted without security, the maximum credit available being the purchase price, if any, of the Company Stock acquired plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

IX.   ASSIGNABILITY

        No award granted under the Plan is assignable or transferable by the award holder other than by Will or by the laws of descent and distribution, and during the lifetime of the award holder, only the award holder may exercise options or exercise the rights provided under awards granted under the Plan. However, if and to the extent that the Committee so authorizes at the time an award is granted or amended, an option (other than an option designated as an Incentive Option) or other award may be assigned in whole or in part during the grantee's lifetime to one or more of the grantee's family members or an entity substantially owned, benefiting or controlled by the grantee or one or more of grantee's family members if and to the extent that the Securities and Exchange Commission Form S-8 Registration Statement would continue to be available for the exercise of the award and resale of the underlying securities following such assignment. The terms applicable to the assigned portion shall be the same as those in effect for the award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

X.    CANCELLATION AND NEW GRANT OF OPTIONS

        The Committee will have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan, a Cetus Prior Plan or a Chiron Prior Plan (other than options granted under automatic option grant provisions of these plans) and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares, but having an option price per share not less than eighty-five percent (85%) of the Fair Market Value on the new grant date or, in the case of an Incentive Option, one hundred percent (100%) of the Fair Market Value on the new grant date (or, in the case of an Incentive Option granted to a 10% Stockholder, one hundred ten percent (110%) of such Fair Market Value).

XI.   ACCELERATION AND TERMINATION OF AWARDS

        (a)   ACCELERATION.    If the Corporation or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Corporation, enter into an agreement to merge or consolidate with another entity or enter into a plan of reorganization or liquidation, each award will be automatically accelerated so that (1) options become fully exercisable with respect to the total number of shares purchasable under the options; (2) restrictions on restricted shares will be eliminated, and the shares will immediately vest; and (3) share rights and share units will immediately vest and become payable. The Committee may also provide for the automatic termination of repurchase rights upon the occurrence of such an event.

        (b)   NO ACCELERATION.    No acceleration of awards will occur if the terms of the agreement require that each such award either be assumed by the successor corporation or parent thereof or be replaced with a comparable award subject to shares of the successor corporation or parent thereof. The determination of such comparability will be made by the Committee, and its determination will be final, binding and conclusive. Upon consummation of the transaction contemplated by the agreement, all awards, whether or not accelerated, will terminate unless assumed pursuant to a written agreement by the successor corporation or parent thereof. However, nothing in this Section will prohibit the Committee from granting an award that provides for the acceleration of exercisability and/or vesting of the award either (i) upon the occurrence of any specified event, including a corporate transaction or change in control of the Corporation (as defined by the Committee) whether or not the award is assumed or replaced with a comparable award or (ii) upon termination of employment or other occurrence following such an event.

        (c)   CORPORATE STRUCTURE.    The grant of awards under this Plan will in no way affect the right of the Corporation to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

XII. VALUATION

        With regard to all Substitute Options, Fair Market Value will be determined in accordance with the relevant option plan documents on the date that the outstanding options were granted. With regard to awards granted under this Plan, for all valuation purposes under the Plan, the Fair Market Value of a share of Common Stock or Restricted Common Stock (as the case may be) on any relevant date will be determined in accordance with the following provisions:

        (a)   If the Common Stock or Restricted Common Stock is not at the time listed or admitted to trading on any stock exchange, but is traded in the over-the-counter market, the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock or Restricted Common Stock (as the case may be) on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system.

        (b)   If the Common Stock or Restricted Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock or Restricted Common Stock (as the case may be) on the date in question on the stock exchange that is the primary market for the stock, as such prices are officially quoted on such exchange.

        (c)   If the Common Stock or Restricted Common Stock (as the case may be) is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, or if the Committee determines that neither subparagraph (a) nor subparagraph (b) above reflects Fair Market Value of the stock and the award was not granted pursuant to the Plan's Automatic Award provisions, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate, or in the case of Automatic Awards, by an independent third party valuation.

XIII. SURRENDER OF OPTIONS FOR CASH OR STOCK

        (a)   STOCK APPRECIATION RIGHTS.    If, and only if the Committee, in its discretion, elects to implement an option surrender program under the Plan, one or more option holders may, upon such terms and conditions as the Committee may establish at the time of the option grant or at any time thereafter, be granted the right to surrender all or part of an unexercised option in exchange for a distribution equal in amount to the difference between (i) the Fair Market Value (at date of surrender) of the shares for which the surrendered option or portion thereof is at the time exercisable and (ii) the aggregate option price payable for such shares. The distribution to which an option holder becomes entitled under this Section may be made in shares of Common Stock or Restricted Common Stock, valued at Fair Market Value at the date of surrender, in cash, or partly in shares and partly in cash, as the Committee, in its sole discretion, deems appropriate. The option surrender provisions of this Section will not apply to options granted pursuant to the Automatic Option Grant provisions of this Plan.

        (b)   LIMITED STOCK APPRECIATION RIGHTS.    If outstanding options of Cetus for which Substitute Options are issued pursuant to Section III(d) have Limited Stock Appreciation Rights ("LSARs") attached thereto, then each such LSAR shall be honored by the Corporation in accordance with its terms and remain exercisable for a period of 60 days following the date that stockholders of Cetus approve the Merger; provided, however, that if the LSAR was originally granted within 6 months of the date that Cetus stockholders approve the Merger, then the LSAR will be exercisable for a period of 60 days following expiration of such six-month period. Upon expiration of the applicable 60-day period, each such LSAR not previously exercised shall expire. Upon exercise of an LSAR, the related option will be cancelled, and Chiron will pay to the LSAR holder an amount in cash for each share with respect to which the LSAR is exercised determined in accordance with the terms of the Cetus Prior Plans.

XIV. REPURCHASE RIGHTS

        The Committee may, in its discretion, establish as a term of one or more awards granted under the Plan that the Corporation (or its assigns) will have the right, exercisable upon the award holder's termination of employment with, or cessation of services for, the Corporation and its subsidiaries, to repurchase at the original price paid, if any, for such shares of (1) Company Stock acquired by the award holder pursuant to the granted award, or (2) Common Stock into which acquired Restricted Common Stock may have been converted or for which Restricted Common Stock may have been exchanged. Any such repurchase right will be exercisable by the Corporation (or its assigns) upon such terms and conditions (including provisions for the expiration of such right in one or more installments) as the Committee may specify in the instrument evidencing such right. The Committee will also have full power and authority to provide for the automatic termination of the Corporation's repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares (other than purchased shares obtained pursuant to the Automatic Award provisions of this Plan) upon the occurrence of any change in control specified in Article XI.

XV.  RIGHT OF FIRST REFUSAL

        The Committee may, in its discretion, establish as a term of one or more awards granted under the Plan that the Corporation has a right of first refusal with respect to the proposed disposition by the award holder (or any successor in interest by reason of purchase, gift or other mode of transfer) of any shares of (1) Company Stock acquired by the award holder pursuant to the granted award, or (2) Common Stock into which purchased Restricted Common Stock may have been converted or for which acquired Restricted Common Stock may have been exchanged. Any such right of first refusal will be exercisable by the Corporation or its assigns in accordance with the terms and conditions specified in the instrument evidencing such right.

XVI. EFFECTIVE DATE AND TERM OF PLAN

        (a)   EFFECTIVE DATE.    The Plan became effective on December 10, 1991, the date that it was approved by the Corporation's stockholders. The Plan was subsequently amended on several occasions and, as amended through March 8, 1996, was approved by the Corporation's stockholders on May 16, 1996. The Plan was further amended on February 28, 1997, and as amended through February 28, 1997 was approved by the Corporation's stockholders on May 15, 1997. The Plan was subsequently amended on a number of occasions and was further amended on February 16, 2001 to (i) eliminate the automatic share rights awards to Eligible Directors contained in then Section VII (b) of the Plan, (ii) change the annual automatic option grant to non-employee directors from an option to purchase a number of shares of Common Stock determined by dividing $100,000 by the average stock price of a share of Common Stock over the preceding 12 months to an option to purchase 15,000 shares of Common Stock, and reduce the vesting schedule for such option from 5 years to 6 months, and (iii) implement an initial option grant feature, whereby each newly elected or appointed non-employee director automatically receives an option grant to purchase 30,000 shares of Common Stock which vests over a 3-year period. The Plan was amended on June 30, 2003 to (i) eliminate the annual 15,000 share automatic option grant to non-employee directors, (ii) implement an automatic share right grant feature, whereby each continuing non-employee director automatically receives on the last business day of April each year (or with respect to the 2003 year, June 30, 2003) a number of share rights equal to $160,000 worth of Common Stock (or if such non-employee director has not completed a full year of board service prior to the applicable grant date, a pro-rated award based on the number of whole calendar months of board service completed prior to the grant date) and (iii) change the initial automatic option grant to non-employee directors to eliminate the ability to exercise such options prior to vesting in the shares subject to the option and to impose a transfer restriction on certain shares purchased pursuant to the option until the non-employee director holds $500,000 worth of vested shares of Common Stock.

        (b)   TERM.    Incentive Options may be granted under the Plan until May 14, 2007, and may not be issued under the Plan after that date. Subject to this limitation, the Committee may grant awards under the Plan at any time after the Effective Date of the Plan and before the Plan is terminated by the Board.

XVII. AMENDMENT OR DISCONTINUANCE

        (a)   BOARD.    The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (a) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action may not, without the consent of the award holder, adversely affect rights and obligations with respect to awards outstanding under the Plan; (b) certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations.

        (b)   COMMITTEE.    The Committee will have full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding award (other than Automatic Option Grants), to the extent not inconsistent with the Plan.

        (c)   SUBSTITUTE OPTIONS.    Substitute Options will be subject to amendment in accordance with the terms of this Plan.

XVIII. NO OBLIGATION

        Nothing contained in the Plan (or in any award granted under this Plan, a Chiron Prior Plan or a Cetus Prior Plan) shall confer upon any employee, consultant, or independent contractor any right to continue in the employ of, or to provide services to, the Corporation or any affiliate or constitute a contract or agreement of employment or for the provision of services, or interfere in any way with the right of the Corporation or an affiliate to reduce such employee's, consultant's or independent contractor's compensation from the rate in existence at the time of the granting of an award or to terminate such employee's, consultant's or independent contractor's employment or services at any time, with or without cause; but nothing contained in the Plan or in any award granted under this Plan shall affect any contractual rights of an employee pursuant to a written employment agreement.

XIX. USE OF PROCEEDS

        The cash proceeds received by the Corporation pursuant to awards granted under the Plan will be used for general corporate purposes.

XX. COMPLIANCE

        (a)   FEDERAL AND STATE LAWS.    No option may be exercised, and the Corporation will not be obligated to issue stock under any award unless, in the opinion of counsel for the Corporation, such exercise and issuance is in compliance with all applicable federal and state securities laws. As a condition to the grant of any award, or to the issuance of stock under any award, the Committee may require that the award holder agree to comply with such provisions of federal and state securities laws as may be applicable to such grant, or to the sale of stock acquired pursuant to the Plan, and that the award holder deliver to the Corporation a written agreement, in form and substance satisfactory to the Corporation and its counsel, implementing such agreement.

        (b)   INFORMATION.    The Corporation will furnish to each award holder participating in the Plan (other than a key employee or a director) a copy of the Corporation's Annual Report to Stockholders for the most recent fiscal year, and additional copies will be furnished, without charge, to such award holders upon request to the Secretary of the Corporation.

APPENDIX A
SPECIAL PROVISIONS RELATED TO 1995 CIBA-GEIGY TRANSACTION

        Those persons holding options to acquire shares of Common Stock under the Corporation's 1991 Stock Option Plan on November 20, 1994 are granted the following rights ("Rights") with respect to each such option:

      (i)
      the right to receive upon the closing of the tender offer contemplated under the Investment Agreement entered into on such date among the Corporation and Ciba-Geigy Limited, Ciba-Geigy Corporation and Ciba Biotech Partnership, Inc. (the "Closing") a cash payment equal to (A) 37.33% of the number of shares of Common Stock with respect to which each such option would first become exercisable in calendar year 1995 multiplied by (B) the difference between $117 per share and the exercise price per share of such option with respect to such shares and

      (ii)
      with respect to the remaining shares of Common Stock subject to each such option, the right, exercisable at any time after the later of the Closing or the date that such an option first becomes exercisable with respect to such shares, to surrender that portion of such option relating to 37.33% of such shares in return for a cash payment equal (A) to the difference between $117 per share and the exercise price per share of such option multiplied by (B) the number of shares with respect to which such option is so surrendered. However, the grant and exercise of any such right with respect to any officer or director subject to Section 16 of the Securities Exchange Act of 1934 shall be subject to stockholder approval of the grant of such rights at the Corporation's 1995 stockholder meeting. The grant of such rights, which are made with respect to 1,858,776 optioned shares shall be in addition to, and shall not count against, the aggregate and annual limits on the number of shares with respect to which other awards under the Plan may be made to all individuals and/or a single individual.

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  Exhibit 10.501
CHIRON 1991 STOCK OPTION PLAN AS AMENDED AUGUST 14, 1993, APRIL 11, 1994, FEBRUARY 24, 1995, MARCH 8, 1996, FEBRUARY 28, 1997, AUGUST 7, 1998, AUGUST 20, 1999, FEBRUARY 25, 2000, SEPTEMBER 21, 2000, FEBRUARY 16, 2001 AND, JUNE 30 2003
APPENDIX A SPECIAL PROVISIONS RELATED TO 1995 CIBA-GEIGY TRANSACTION